Exhibit 99.1

Press Release #201418	FOR IMMEDIATE RELEASE	March 24, 2014

Enertopia Announces Corporate Update

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCBB and (TOP) on the CSE (the "Company" or "Enertopia") announces the following Corporate update with respect to the Canadian Federal Court injunction issued Friday March 21. Readers should be advised that the information below is believed to be correct although the case has evolved quickly and may change.

The injunction exempts existing patients currently licensed to possess and grow medical marijuana, from compliance with the new Health Canada regulations for commercial growers that will continue to take effect for those commercial growers, on April 1. The injunction does not affect the new licensing system. The injunction is temporary – for the existing patients, it preserves the status quo only until a legal ruling is produced in their legal case with the government of Canada. News reports suggest that legal case is expected to provide a ruling within one year.

The injunction suggests that Enertopia’s partially-owned partner, The World of Marihuana Productions Ltd, will be allowed to continue to grow for their patients while awaiting for the Health Canada site inspection under the new Marihuana for Medical Purposes Regulations, (MMPR) and for so long as the injunction remains in effect.

The injunction also suggests that Enertopia’s partially-owned partner, The Green Canvas Ltd., will also be allowed to continue to grow for their patients even as they upgrade their facilities to be compliant under the new MMPR system.

The court injunction is good news for medical marihuana patients and the producers that currently supply them. It allows patients access to the medical cannabis they need and allows current producers the ability to meet their patient’s needs, while allowing the current producers to keep their medical marihuana strains.

Health Canada was quoted as saying “While the Courts have said there must be reasonable access to marijuana for medical purposes, Health Canada’s goal is to treat dried marijuana as much as possible like other narcotic drugs used for medical purposes. The Marihuana for Medical Purposes Regulations are intended to provide reasonable access for those Canadians who need access to dried marijuana for medical purposes with the support of a health-care practitioner, while protecting public safety.”

The Court ruled in favor of the new smaller patient limit as set down in the new (MMPR) regulations with patients being restricted to possessing 150 grams of dried marijuana, which is a limit set by the new (MMPR) regulations.

Health Canada further stated "Health Canada is committed to the implementation of the Marijuana for Medical Purposes Regulations in order to provide Canadians reasonable access to dried marijuana for medical purposes, while protecting public safety."

“Enertopia believes in the provision of affordable, safe, regulated, high quality medicinal marihuana for all medical marihuana patients not only in Canada but around the World wherever permitted by law. We are seeing daily, the benefits medical cannabis have with helping people regain quality of life. Through no fault of their own - because of disease, work place accidents or automobile accidents – and with the judicious use of medical cannabis as a pain relief medication, many patients have reported relief they have been unable to obtain through any other means. We look forward to complying with and working with Health Canada and all applicable regulations during this period of transition” Stated President Robert McAllister

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Dale Paruk, President, Coal Harbor Communications Ltd. at 1.604.662.4505

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects, Oil & Gas Projects, Medical Marihuana Projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that the Company will be successful in completing any anticipated financing and or its joint Venture partners will receive their Health Canada license under the new regulations or any technology will result in future sales.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release